Evolent Health and Premier Health Announce Termination of Agreement
for Acquisition of Premier Health Plan

WASHINGTON, D.C., December 8, 2017- Evolent Health, a company providing an integrated value-based care platform to the nation's leading health systems and physician organizations, today announced that Evolent and Premier Health have terminated the stock purchase agreement whereby Evolent was to purchase Premier Health Plan. The two parties were unable to reach terms on the related party agreements.

Evolent will continue to provide services and support in accordance with the existing administrative agreement for the employee self-insured, Medicare Advantage and commercial large group health plans that Premier will continue to own and operate.

Premier and Evolent look forward to continuing to collaborate on value-based services covered by their present agreement as Premier continues to explore strategic options for its health plan business.

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About Evolent Health
Evolent Health partners with leading provider organizations to achieve superior clinical and financial results in value-based care. With a provider heritage and over 20 years of health plan administration experience, Evolent operates in more than 30 U.S. health care markets, actively managing care across Medicare, Medicaid, commercial and self-funded adult and pediatric populations. With the experience to drive change, Evolent confidently stands by a commitment to achieve results. For more information, visit evolenthealth.com.

About Premier Health
Based in Dayton, Ohio, Premier Health (www.premierhealth.com) has a mission to improve the health of the communities it serves. The health system operates four hospitals: Miami Valley Hospital with an additional site at Miami Valley Hospital South, Good Samaritan Hospital, Atrium Medical Center and Upper Valley Medical Center. In addition, the health system offers a large primary and specialty care network, along with home health services. The health system is the second largest employer in the region and the largest health-care system in Southwest Ohio.

Media Contacts

Investor Relations:
Bob East, 443.213.0502, bob.east@westwicke.com

Evolent Health:
Kim Conquest, 540.435.2095, kconquest@evolenthealth.com

Premier Health:
Ben Sutherly, 937.499.5261, bwsutherly@premierhealth.com